Carolina Trust BancShares, Inc. 8-K

Exhibit 99.1

News Release

For Immediate Release

Contact:

Jerry L. Ocheltree

President and CEO

Carolina Trust Bank

(704) 735-1104

Carolina Trust BancShares, Inc. Reports First Quarter 2017 Earnings of $0.04 per Share

LINCOLNTON, N.C., April 26, 2017 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (the “Company”) (NASDAQ - CART) announced today its financial results for the first quarter that ended March 31, 2017 (“1Q17”). The Company earned net income available to common shareholders of $211,000, or $0.04 per diluted share in 1Q17 which was a $147,000 decrease as compared to $358,000 or $0.08 per diluted share for the quarter ended March 31, 2016 (“1Q16”). Return on average assets (“ROA”) was 0.23%, and return on average shareholder’s equity (“ROE”) was 2.92% for 1Q17, as compared to the 1Q16 ROA of 0.48% and ROE of 5.08%.

Net income for 1Q17 was also $211,000, as compared to $417,000 in 1Q16. For reporting periods prior to 1Q17, net income exceeded net income available to common shareholders by the amount of the preferred dividend. The Company’s subsidiary bank redeemed $2.6 million in preferred stock at par in December 2016 after the Company invested $8.8 million in the bank’s common equity. The Company’s source of funds for this investment was $10 million in subordinated debt issued in October 2016.

Compared to the quarter ended December 31, 2016 (the “linked quarter”), net income available to common shareholders decreased by $124,000. The loan loss provision was $300,000 higher in 1Q17 as compared to the linked quarter which included a negative provision, or recovery, of $149,000.

The earnings decrease from 1Q16 to 1Q17 was due primarily to the loan loss provision that increased by $231,000 ($148,000, net of income tax). The provision in 1Q17 was $151,000 as compared to a 1Q16 recovery of $80,000.

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Exhibit 99.1

The 1Q17 loan loss provision was attributed to the following:

➢	$ 69,000 – two loans were charged-off in 1Q17 that became impaired during 1Q17

➢	34,000 – additional general allowance for loan loss related to 1Q17 loan growth

➢	23,000 – increase in the rolling twelve quarter historical loss factor for CRE loans

➢	25,000 – other increases to the general allowance for various loan categories

 $151,000 – Total

Another significant factor in the decrease in the year over year earnings for the first quarter was an increase in interest expense of $185,000 in 1Q17 as compared to 1Q16 due to $10 million in subordinated debt issued in October 2016. The interest expense on subordinated debt totaled $190,000 ($125,000, net of income tax) in 1Q17 as compared to $0 in 1Q16. Partially offsetting the subordinated debt interest expense was the elimination of preferred stock dividends that totaled $59,000 in 1Q16.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “While our first quarter 2017 earnings were lower than first quarter 2016 earnings due to the provision for loan losses and the interest expense on subordinated debt, I am pleased with our performance and effort to position our subsidiary bank, Carolina Trust Bank, for success. We grew loans by $3.1 million and deposits by $4.5 million during the quarter. We intend to continue competing well to gain market share in the communities in which we operate while evaluating opportunities to expand our footprint. In order to do so, over the past year we have improved our bank’s capital and liquidity and have taken action to run our bank more efficiently as we grow loans and deposits. Following the capital investment in our subsidiary bank in the fourth quarter of 2016 with proceeds from our subordinated debt issuance, we relocated our Hickory branch in February, and consolidated the Boger City branch into the nearby main office in March. We also continued to make progress toward conversion of our Mooresville loan production office to a full service branch which is scheduled to be completed in the second quarter.”

“The relocation of our Hickory office to a larger and more accessible branch and our anticipated conversion to a full service branch in Mooresville should help us increase deposits and build banking relationships. Growing core deposits is a key element of our strategy to grow assets, maintain adequate liquidity and protect or improve our strong net interest margin. Even though the net interest margin for the first quarter, 3.72%, declined from the first quarter of last year, it increased by 9 basis points compared to the linked quarter margin, 3.63%”

“In early April, we completed a year-long project to convert our core operating system. The new system will improve our operating efficiency and add flexibility in customizing products to suit our depositors’ and borrowers’ diverse needs over the next few years. I appreciate the work of our conversion team that was led by Kim Cooke, Chief Compliance and Operations Officer, and her talented managers and staff who worked many night and weekend hours over the past eight months. I also thank Lindsey Huffman, Controller, for her dedication to convert the accounting system and to integrate it accurately and completely with the deposit and loan platforms. The tellers and customer service personnel in each of our branches did an amazing job to gain a working knowledge of the new system, so that they were prepared to give customers the same excellent level of service following the conversion. Each person sacrificed personal time so that this project would be completed successfully, and I commend the team for their accomplishment.”

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Exhibit 99.1

Set forth below are certain selected financial items for the quarter ended March 31, 2017:

●	Pre-tax earnings of $319,000, a decrease of $331,000 or 50.9% compared to 1Q16.

●	Increase in total loans outstanding of $3,117,000, or 4.1% on an annualized basis, from the balance at December 31, 2016. During 1Q17, proceeds distributed on new loans totaled $18,751,000 as compared to $18,386,000 in 1Q16. The loan production pipeline increased at March 31, 2017 as compared to December 31, 2016.

●	Increase in deposits of $4,514,000, or 5.7% on an annualized basis, from December 31, 2016 to March 31, 2017. This deposit growth represented the net of an increase to retail deposits of $9,396,000, or 14.3% on an annualized basis, and a decrease to brokered and listing service deposits of $4,882,000.

●	Decrease in net interest income of $135,000, or 4.0%, as compared to 1Q16, with the decease attributed to interest expense on subordinated debt issued in October 2016.

●	Total nonperforming assets (“NPAs”) decreased $69,000 from $3,886,000 at December 31, 2016 to $3,817,000 at March 31, 2017. This decrease resulted in a 4 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 1.04% at December 31, 2016 to 1.00% at March 31, 2017.

●	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans increased 1 basis point from 1.10% at December 31, 2016 to 1.11% at March 31, 2017.

●	Annualized net charge-offs as a percentage of average loans was 0.10% for 1Q17, as compared to 0.17% for 1Q16 and 0.19% for the linked quarter.

●	The classified asset ratio for the bank at March 31, 2017 was 17%, slightly improved from 18% at December 31, 2016.

Bank’s Classified Asset Ratio =	[classified loans and other real estate]
[Bank tier 1 capital and ALLL]

CAPITAL LEVELS

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital levels monitored by state and federal regulators. As of March 31, 2017 both the common equity tier 1 and the tier 1 capital ratio capital ratio were 11.23%; the total capital ratio was 12.28%; and the tier 1 leverage ratio was 9.87%.

NET INTEREST INCOME

Net interest income was $3,254,000 for 1Q17, a decrease of $135,000 or 4.0%. The Company’s net interest margin (“margin”) for 1Q17 was 3.72%, down 39 basis points (“bp”) compared to 4.11% reported for the same period last year. Interest expense on subordinated debt that was issued in October 2016 accounted for 22 bp of the margin decline from 1Q16 to 1Q17. Decreases in the loan and investment yields accounted for the rest of the variance.

Compared to the linked quarter, the margin increased by 9 basis points as the earning asset composition shifted slightly to a higher percentage of loans and a lower percentage of overnight funds, while the funding composition shifted toward a higher percentage of non-maturing deposits and a lower percentage of time deposits. The yield on loans was higher than the yield on overnight funds, and the yield on non-maturing deposits was lower than the yield on time deposits.

For 1Q17, the earning asset yield was 4.66% as compared to 4.88% for 1Q16 and 4.55% for the linked quarter. The cost of funds (including interest bearing and noninterest bearing deposits and borrowings) for 1Q17 was 0.97% as compared to 0.81% for 1Q16 and 0.96% for the linked quarter. Excluding the interest on subordinated debt, the cost of funds was 0.77% for 1Q17 as compared to 0.81% for 1Q16 and 0.79% for the linked quarter.

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 Exhibit 99.1

The loan yield, which includes origination fees, late fees and prepayment penalties, decreased to 5.04% for 1Q17, as compared to 5.12% in 1Q16 and 5.09% in the linked quarter. The declining yield was due to lower average loan rates during 1Q17 as compared to 1Q16 and as compared to the linked quarter.

The prime rate increase in March 2017 had a slightly positive impact on the loan portfolio yield. The weighted average contractual loan rate at March 31, 2017 was 4.83%, as compared to 4.82% at December 31, 2016 and 4.89% at March 31, 2016. The weighted average loan rate had declined to 4.79% at February 28, 2017, but rose after the prime rate increased 25 bp on March 15, 2017.

NONINTEREST INCOME

For the first quarter of 2017, noninterest income was $292,000, an increase of $6,000 or 2.1% compared to 1Q16. The Bank experienced increases in bank-owned life insurance (“BOLI”) income and interchange fee income that was partially offset by a decrease in overdraft fee income. Bank-owned life insurance increased by $23,000 following a $5.5 million investment in BOLI in February 2017. Interchange fee income increased by $14,000 or 13.3% as deposit accounts and card usage increased over the past twelve months. Overdraft fees on deposits declined by $21,000 or 20.0% as customers in most branches overdrew their accounts less frequently. The ratio of noninterest income to average assets in 1Q17 was 0.31% on an annualized basis as compared to 0.33% in 1Q16 and 0.29% for the linked quarter.

NONINTEREST EXPENSE

Noninterest expense for 1Q17 totaled $3,076,000, down $29,000 or 0.9% as compared to the $3,105,000 recorded for 1Q 2016. Specific items to note are as follows:

●	Compensation expense, the largest component of noninterest expense, increased $26,000 or 1.5%, as regular salaries and wages increased by only $16,000 or 1.3%. Overtime pay was up by $12,000 due to the conversion of the core banking system, and health insurance expenses increased by $21,000 or 13.7% due to an increase in premiums. Bonus and non-equity incentive compensation decreased by $14,000 or 16.7%.

●	Professional fees decreased by $113,000 or 51.6%, as outside consultant expenses decreased by $89,000 or 78.2% and audit services decreased by $33,000 or 38.8%. Consulting fees were higher in 2016 when a consultant was engaged to perform accounting and financial services following the CFO’s death in December 2015.

●	Data processing expense increased $93,000 or 53.1%, including $76,000 due to the conversion of the core banking system. Conversion expenses paid to the core system vendor and to consultants assisting with the conversion accounted for most of the increase. The conversion was completed shortly after quarter end in April 2017. The increase to data processing expenses also included $8,000 for the customer assistance call center that was put into service in November 2016.

●	Foreclosed asset expenses decreased by $88,000 or 68.8% as the foreclosed real estate balances and transactions have been lower in 2017 than 2016. Impairment losses were down by $96,000 and partially offset by $14,000 in expenses related to terminating a lease on a property that was sold in March 2017.

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Exhibit 99.1

●	Stockholder related expenses increased by $39,000 or 205%, mostly due to the additional public company reporting requirements and fees for the holding company. The bank reorganized into a holding company in August 2016. The holding company reorganization allowed the Company to raise subordinated debt and invest most of the debt proceeds in bank capital. In addition, the holding company reorganization provided a more accessible means for investors to access company filings on the SEC website.

●	The ratio of noninterest expenses to average assets was 3.31% in 1Q17, as compared to 3.57% in 1Q16 and 3.28% for the linked quarter.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank. Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating eight full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Exhibit 99.1

Carolina Trust BancShares, Inc.
Selected Financial Highlights
Dollars in thousands, except share and per share data
	Unaudited	(a)	Unaudited	Unaudited	Unaudited
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Balance Sheet Data:
Total Assets	$382,481	$374,917	$372,169	$373,955	$372,746
Total Deposits	323,179	318,665	323,041	323,418	320,689
Total Loans	311,609	308,492	301,420	293,157	297,746
Reserve for Loan Loss	3,471	3,393	3,687	3,541	3,521
Total Stockholders’ Equity	29,361	29,013	31,711	31,768	31,043

	For the Three Months Ended
	Unaudited 3/31/17	Unaudited 3/31/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,077	$4,027	$50	1.2%
Interest Expense	823	638	185	29.0%
Net Interest Income	3,254	3,389	(135)	-4.0%
Provision for (recovery of) Loan Loss	151	(80)	231	NM
Net Interest Income After Provision	3,103	3,469	(366)	-10.6%
Non-interest income	292	286	6	2.1%
Non-interest expense	3,076	3,105	(29)	-0.9%
Income Before Taxes	319	650	(331)	-50.9%
Income Tax Expense (benefit)	108	233	(125)	-53.6%
Net Income	211	417	(206)	-49.4%
Preferred Stock Dividend	-0-	59	(59)	-100.0%
Net Income Available to Common Shareholders	$211	$358	$(147)	-41.1%

Net Income Per Common Share:
Basic	$0.05	$0.08
Diluted	$0.04	$0.08
Average Common Shares Outstanding:
Basic	4,654,386	4,649,558
Diluted	4,734,010	4,697,539

(a) Note: Derived from audited financial statements

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Exhibit 99.1

Carolina Trust BancShares, Inc.

Quarterly Income Statement

Dollars in thousands, except share and per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 3/31/17	Unaudited 12/31/16	Unaudited 9/30/16	Unaudited 6/30/16	Unaudited 3/31/16
Interest Income	$4,077	$4,146	$3,966	$4,083	$4,027
Interest Expense	823	838	692	704	638
Net Interest Income	3,254	3,308	3,274	3,379	3,389
Provision for (recovery of) Loan Loss	151	(149)	202	—	(80)
Net Interest Income After Provision	3,103	3,457	3,072	3,379	3,469
Non-interest income	292	282	349	312	286
Non-interest expense	3,076	3,143	3,172	2,968	3,105
Income Before Taxes	319	596	249	723	650
Income Tax Expense (benefit)	108	214	164	266	233
Net Income	211	382	85	457	417
Preferred Stock Dividend	-0-	47	58	58	59
Net Income Available to Common Shareholders	$211	$335	$27	$399	$358

Net Income Per Common Share:
Basic	$0.05	$0.07	$0.01	$0.09	$0.08
Diluted	$0.04	$0.07	$0.01	$0.08	$0.08
Average Common Shares Outstanding:
Basic	4,654,386	4,650,563	4,650,221	4,649,558	4,649,558
Diluted	4,734,010	4,703,681	4,699,895	4,696,133	4,697,539

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Exhibit 99.1

Carolina Trust BancShares, Inc.

Selected Financial Highlights

Dollars in thousands, except share and per share data

	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Capital Ratios:
Common equity tier 1 capital ratio*	11.23%	11.40%	8.88%	9.19%	8.59%
Tier 1 capital ratio*	11.23%	11.40%	9.50%	9.83%	9.16%
Total capital ratio*	12.28%	12.46%	10.69%	11.01%	10.29%
Tier 1 leverage ratio*	9.87%	9.64%	8.00%	8.03%	8.27%

Tangible Common Equity (b)	$29,255	$28,896	$29,001	$29,043	$28,304
Common Shares Outstanding	4,654,880	4,650,808	4,650,558	4,649,558	4,649,558
Book Value per Common Share	$6.31	$6.24	$6.26	$6.28	$6.12
Tangible Book Value per Common Share (b)	$6.28	$6.21	$6.24	$6.25	$6.09

Performance Ratios (annualized):
Return on Average Assets	0.23%	0.40%	0.09%	0.49%	0.48%
Return on Average Common Equity	2.92%	4.55%	0.37%	5.57%	5.08%
Net Interest Margin	3.72%	3.63%	3.67%	3.83%	4.11%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$911	$1,420	$1,439	$1,449	$588
Delinquent Loans (90 days or more and accruing)	$0	$247	$175	$0	$0
Non-accrual Loans	$2,937	$2,628	$3,403	$1,739	$2,100
OREO and repossessed property	$880	$1,011	$881	$1,234	$1,800
Total Nonperforming Assets	$3,817	$3,886	$4,459	$2,973	$3,900

Restructured Loans	$3,701	$4,616	$4,670	$4,736	$4,807
Nonperforming Assets / Total Assets	1.00%	1.04%	1.20%	0.80%	1.05%
Nonperforming Assets / Equity Capital & ALLL	11.63%	11.98%	12.58%	8.42%	11.28%
Allowance for Loan Losses / Nonperforming Assets	90.94%	87.32%	82.68%	119.11%	90.28%
Allowance for Loan Losses / Total Loans	1.11%	1.10%	1.22%	1.21%	1.18%
Net Loan Charge-offs (recoveries)	$73	$145	$56	($20)	$122
Net Loan Charge-offs (recoveries) / Average Loans (%) (annualized)	0.10%	0.19%	0.07%	(0.03%)	0.17%

Note: Financial information is unaudited.

*Note: Capital ratios are presented for Carolina Trust Bank which reports these ratios to the Federal Financial Institutions Examination Council on form FFIEC 051 (3-31-2017) and on form FFIEC 041 (3-31-16 through 12-31-16).

(b) Note

Reconciliation of non-GAAP to GAAP:

	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16

Stockholders’ equity (GAAP)	$29,361	$29,013	$31,711	$31,768	$31,043
Less: Preferred stock	-0-	-0-	2,580	2,580	2,580
Less: Core deposit intangible	106	117	130	145	159
Tangible Common Equity (non-GAAP)	29,255	28,896	29,001	29,043	28,304
Common shares outstanding	4,654,880	4,650,808	4,650,558	4,649,558	4,649,558
Tangible Book Value per Common Share (non-GAAP)	$6.28	$6.21	$6.24	$6.25	$6.09

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